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               1989 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                                       OF
                             POGO PRODUCING COMPANY
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 25, 1994)

1. PURPOSE OF THE PLAN.

     This 1989 Incentive and Nonqualified Stock Option Plan (the "Plan") originally adopted effective July 25, 1989, and as amended and restated herein effective January 25, 1994, is intended as an incentive, to retain in the employ of Pogo Producing Company (the "Company") and any Parent or Subsidiary of the Company (within the meaning of Section 425(e) or (f) of the Internal Revenue Code of 1986 ("Code")), persons of training, experience and ability, to attract new employees whose services are considered unusually valuable, to attract and retain qualified Directors of the Company ("Directors"), to encourage the sense of proprietorship of such employees and Directors, and to stimulate the active interest of such persons in the development and financial success of the Company. It is further intended that certain options issued pursuant to this Plan shall constitute incentive stock options within the meaning of Section 422A of the Code ("Incentive Options") while certain other options granted under the Plan will be nonqualified stock options ("Nonqualified Options"). The Incentive and Nonqualified Options granted to employees of the Company will be hereinafter referred to as "Employee Options," and the Nonqualified Options granted under the Plan to Directors will hereinafter be referred to as "Director Options." Incentive Options and Nonqualified Options for both employees and Directors will hereinafter be collectively referred to as the "Options."

2. ADMINISTRATION OF THE PLAN.

     The Board of Directors shall appoint and maintain as administrator of the Plan the Compensation Committee (the "Committee") which shall consist of at least two members of the Board of Directors who meet the requirements of the definition of "disinterested person" in Rule 16b-3(d)(3) promulgated under the Securities Exchange Act of 1934 (the "Act"). The members of the Committee shall serve at the pleasure of the Board. The Committee shall have full power and authority to designate recipients of Employee Options, to determine the terms and provisions of respective Employee Option agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan. All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members. Any decision reduced to writing and signed by all of the members shall be fully effective as if it had been made by a majority at a meeting duly held. The Committee shall have the authority to grant in its discretion to the holder of an outstanding Employee Option (whether granted under this Plan or any other option plan of the Company) in exchange for the surrender and cancellation of such Employee Option a new Employee Option having a purchase price lower than provided in the Employee Option so surrendered and cancelled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan. The Committee shall have the authority to designate which Options granted under the Plan shall be Incentive Options and which shall be Nonqualified Options; the Committee, in its sole discretion, may determine that all the Employee Options granted under the Plan may be Incentive or Nonqualified Options. All Director Options granted under this Plan are subject to, and may not be exercised before, shareholder approval of the Plan at the 1991 annual meeting of the shareholders, and if such approval is not forthcoming all Director Options previously granted shall be void.

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3. DESIGNATION OF OPTIONEES.

     (a) Employee Options.

     The persons eligible for participation in the Plan as recipients of Employee Options ("Employee Optionees") shall include only key employees (including employees who also serve as Directors) of the Company or of any Parent or Subsidiary of the Company. An employee who has been granted an Employee Option hereunder may be granted an additional Employee Option or Employee Options, if the Committee shall so determine. No person may receive in any calendar year options, whether Employee Options or Director Options, on more than 150,000 shares of Stock. The aggregate fair market value (determined in accordance with Paragraph 5 of the Plan as of the date the Option is granted) of the stock (within the meaning of Section 422A(d) of the Code) with respect to which Incentive Options are exercisable for the first time by any Employee Optionee during any calendar year (under all stock option plans of the Company and any Parent and Subsidiary of the Company) shall not exceed $100,000.

     (b) Director Options.

     Recipients of Director Options ("Director Optionees") shall include all persons who, as of the time Director Options are awarded, are serving as Directors of the Company and are not employees of the Company or of any Parent or Subsidiary of the Company. Director Options shall be granted to each eligible Director Optionee on January 22, 1991, providing for the purchase of 10,000 shares of Stock. Commencing in June 1992, automatic annual awards of Director Options shall be made to each eligible Director Optionee on the first business day of June, providing for the purchase of 5,000 shares of Stock; provided that such Director Options shall provide for the purchase of 10,000 shares of Stock if the recipient of such Director Option had not previously received a grant of a Director Option pursuant to this Plan. (Employee Optionees and Director Optionees will hereinafter be collectively referred to as "Optionees".)

4. STOCK RESERVED FOR THE PLAN.

     Subject to adjustment as provided in Paragraph 9 hereof, a total of 2,500,000 shares of Common Stock, $1.00 par value ("Stock"), of the Company shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company, or any Parent or Subsidiary of the Company, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option expire or be cancelled prior to its exercise in full, the shares theretofore subject to such Option may again be subjected to an Option under the Plan. Director Options shall not be awarded in any year in which a sufficient number of shares of Stock are not available for grant under the Plan.

5. OPTION PRICE.

     (a) The purchase price of each share of Stock placed under an Employee Option shall not be less than 100% of the fair market value of such share on the date the Employee Option is granted. The purchase price of each share of Stock placed under a Director Option shall be equal to the fair market value of such share on the date the Director Option is granted.

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     (b) The fair market value of a share on a particular date shall be deemed to be the mean between the highest and lowest sales price per share of the Stock on the New York Stock Exchange on that date, or, if there shall have been no sale on that date, on the last preceding date on which such a sale or sales were effected on the New York Stock Exchange.

6. OPTION PERIOD.

     (a) Employee Options.

          (i) Employee Options granted under this Plan shall terminate and be of no force or effect upon termination of employment with the Company for any reason other than death or disability prior to the expiration of six months from the date of grant.

          (ii) If an Employee Optionee's employment with the Company continues for six months or longer subsequent to the date an Employee Option is granted, or is earlier terminated due to death or disability, then, subject to the installment exercise provisions of Paragraph 7, said Employee Option shall terminate and be of no force or effect with respect to any shares not previously purchased by the Employee Optionee upon the first to occur of
     (i) the expiration of ten years from the date of granting of each Employee Option, or (ii) the expiration of 90 days after the Employee Optionee's termination of employment with the Company for reasons other than death, disability, retirement, or other reasons approved in writing by the Committee.

          (iii) "Employment with the Company" as used in this Plan shall include employment with any Parent or Subsidiary of the Company and Employee Options granted under this Plan shall not be affected by an employee's transfer of employment from the Company to a Parent or Subsidiary of the Company, from a Parent or Subsidiary of the Company to the Company, or between a Parent or Subsidiary of the Company.

     (b) Director Options.

     Director Options shall terminate and be of no force or effect with respect to any shares not previously purchased by the Director Optionee upon the expiration of ten years from the date of granting of each Director Option, notwithstanding any earlier termination of the Director Optionee's status as a Director of the Company.

7. EXERCISE OF OPTIONS.

     (a) Employee Options.

          (i) Each Employee Option granted hereunder shall be exercisable in one or more installments (annual or other) on such date or dates as the Committee may in its sole discretion determine, and the terms of such exercise shall be set forth in the Stock Option Agreement covering the grant of the Employee Option. However, notwithstanding the provisions of this Paragraph 7 or Paragraph 8, no portion of any Employee Option shall become exercisable prior to the expiration of six months following the date upon which the Employee Option is granted. The right to purchase shares of Stock shall be cumulative so that when the right to purchase any shares has accrued such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Employee Option.

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          (ii) In the event of termination of employment with the Company for any reason other than death, disability or retirement, Employee Options may be exercised only with respect to the number of shares purchasable at the time of such termination.

          (iii) In the event an Employee Optionee terminates employment with the Company due to death, disability or retirement following the date of grant and while Employee Options granted hereunder are still in force and unexpired under the terms of Paragraph 6(a) hereof, any unmatured installments of the Employee Options shall be accelerated. Such acceleration shall be effective as of the date of death, retirement or disability, whichever is appropriate. The Employee Options outstanding in the name of a deceased, retired or a disabled Employee Optionee, whichever is appropriate, shall thereupon be exercisable in full without regard to the installment exercise provisions of the Stock Option Agreement.

          (iv) For purposes of this Plan, (A) the term "disability" shall mean a disability that qualifies the Optionee for disability benefits under the Company's Long-Term Disability Plan or under the Social Security Act, as amended, and (B) the term "retirement" shall mean retirement on or after attainment of early retirement age with entitlement to a benefit under any retirement plan of the Company or any Parent or Subsidiary of the Company qualified under Section 401(a) of the Code.

          (v) The Stock Option Agreement evidencing any Incentive Options granted under this Plan shall provide that if the Employee Optionee makes a disposition, within the meaning of Section 425(c) of the Code and regulations promulgated thereunder, of any share or shares of Stock issued to him pursuant to his exercise of an Incentive Option granted under the Plan within the two-year period commencing on the day after the date of the grant of such Incentive Option or within a one-year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Incentive Option, he shall, within ten days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

     (b) Director Options.

     All Director Options shall be exercisable immediately on the date of grant; provided, however, that Director Options awarded on January 22, 1991, are subject to, and may not be exercisable before, shareholder approval of this amended and restated Plan at the 1991 annual meeting of the shareholders.

     (c) General.

          (i) Options may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.

          (ii) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. Such purchase price shall be payable in cash, or at the election of the Optionee, in Stock theretofore owned for at least six months by such Optionee having a fair market value determined in accordance with Paragraph 5(b) hereof equal to the purchase price (or any combination of cash and such Stock). Any previously owned Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company. No Optionee shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of

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     an Option unless and until certificates representing such shares shall have been issued by the Company to such Optionee.

8. CHANGE OF CONTROL.

     (a) Acceleration of Unmatured Employee Option Installments.

     Subject to the limitations of Paragraph 7(a), in the event a "Change of Control" occurs on or after July 25, 1989, any unmatured installments of outstanding Employee Options held by the Employee Optionee shall be accelerated and such Employee Options shall become immediately exercisable without regard to any installment exercise provisions of the Stock Option Agreement. The Compensation Committee may determine, in its discretion, that a "Change of Control" has occurred or will occur when a tender offer for outstanding shares of Stock is made, or offer to the Company to acquire all of the business and assets of the Company is made, which results in a change of control of the Company, or upon the occurrence of any other actual change in the control or management of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise). In addition, a "Change of Control" shall conclusively be deemed to have occurred if any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 80 percent or more of the combined voting power of the Company's then outstanding securities.

     (b) Parachute Payment Limitation.

     Notwithstanding the provisions of Paragraph 8(a) or Paragraph 9 of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of an Employee Optionee in the Plan, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Employee Optionee's base amount less one dollar and, to the extent necessary, the acceleration of unmatured Employee Option installments shall be reduced by the Company in order that this limitation not be exceeded. For purposes of this Paragraph 8(b), the terms parachute payment, base amount and present value shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Paragraph 8(b) to avoid excise taxes on the Employee Optionee under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to
Section 280G of the Code.

9. CAPITAL CHANGE OF THE COMPANY.

     (a) The existence of this Plan and Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) The shares with respect to which Options may be granted hereunder are shares of the Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the shares of the Stock which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split, combination of shares or recapitalization or other increase or reduction of the number of shares of the Stock outstanding without receiving compensation therefor in money, services or

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property, the number of shares of Stock available under the Plan and the number of shares of Stock with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

     (c) If the Company is reorganized, or merged or consolidated or party to a plan of exchange with another corporation pursuant to which reorganization, merger, consolidation or plan of exchange stockholders of the Company receive any shares of Stock or other securities or if the Company shall distribute ("Spin Off") securities of another corporation to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding Options an appropriate number of shares of (i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation or plan of exchange, or (ii) in the case of a Spin Off, the securities distributed to shareholders of the Company together with shares of Stock, such number of shares or securities to be determined in accordance with the provisions of Section 425 of the Code (or other applicable provisions of the Code or regulations issued thereunder which may from time to time govern the treatment of incentive stock options in such a transaction); provided, however, that all such Options may be cancelled by the Company as of the effective date of (x) a reorganization, merger, consolidation, plan of exchange or Spin Off or (y) any dissolution or liquidation of the Company, by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase for a period of approximately thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding Options, without regard to the installment provisions set forth in the Stock Option Agreement.

     (d) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options granted hereunder.

10. PURCHASE FOR INVESTMENT.

     Unless the Options and shares covered by the Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

11. TAXES.

     The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Options granted under the Plan.

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12. EFFECTIVE DATE OF PLAN.

     The Plan was adopted effective July 25, 1989 and was approved by shareholders at the 1990 annual meeting of the shareholders. The Plan was amended and restated effective January 22, 1991 and was approved by shareholders at the 1991 annual meeting of the shareholders. The Plan, as amended and restated effective January 25, 1994, shall be effective upon shareholder approval of the amended Plan of the 1994 annual meeting of the shareholders. If the amended and restated Plan is not approved at the 1994 annual meeting of the shareholders, then the amendments made effective as of January 25, 1994 shall be null and void, and any option grants in excess of the limits under Paragraph 4 of the Plan, as in effect prior to the amendment and restatement effective January 25, 1994, shall also be null and void.

13. AMENDMENTS OR TERMINATION.

     The Board of Directors may amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of any Optionee under any Option theretofore granted, without his consent, and except that no amendment or alteration shall be made which, without the approval of the shareholders, would:

          (a) Increase the total number of shares reserved for the purposes of the Plan, except as is provided in Paragraph 9, or decrease the Option exercise price provided for in Paragraph 5; or

          (b) Extend the Option period provided for in Paragraph 6; or

          (c) Materially increase the benefits accruing to Optionees under the Plan; or

          (d) Materially modify the requirements as to eligibility for participation in the Plan.

14. GOVERNMENT REGULATIONS.

     The Plan, and the granting and exercise of Options thereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                                          POGO PRODUCING COMPANY

Attested to by the
Corporate Secretary
as adopted by the
Board of Directors of
Pogo Producing Company
on January 25, 1994.

     /s/  Ronald B. Manning
             Secretary

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